Exhibit 99.1

Lumos Pharma Enters into Definitive Merger Agreement with Double Point Ventures to Go Private via a Tender Offer of $4.25 Cash per Share Plus Contingent Value Rights (CVR)

-       Lumos Pharma and the FDA Align on Final Design for Global, Double-blinded, Placebo-Controlled Phase 3 Trial Evaluating Oral LUM-201 in PGHD

AUSTIN, TX, October 23, 2024 (GLOBE NEWSWIRE) – Lumos Pharma, Inc. (NASDAQ:LUMO) (“Lumos Pharma” or the “Company”), a clinical stage biopharmaceutical company focused on therapeutics for rare diseases, announced today that the Company has entered into a definitive merger agreement, dated October 22, 2024 (the “Merger Agreement”) whereby Double Point Ventures LLC (“DPV”) will acquire 100% of Lumos Pharma’s outstanding shares of common stock for $4.25 per share in cash, plus one non-transferable, unsecured Contingent Value Right (“CVR”) per share payable on achievement of certain milestones (the “Offer”).

Following a thorough review of financing and strategic alternatives, Lumos Pharma’s Board of Directors (the “Board”), with the assistance of the Board’s legal and financial advisors, unanimously determined that the acquisition by DPV is in the best interests of all Lumos Pharma stockholders, has approved the Merger Agreement and related transactions, and unanimously recommends that Lumos Pharma’s stockholders tender their shares in the Offer. The transaction is expected to close before the end of 2024, subject to certain closing conditions including the tender of Lumos Pharma common stock representing at least a majority of the total number of outstanding shares.

Lumos Pharma officers, directors and shareholders holding approximately 17.7% of Lumos Pharma common stock have signed support agreements under which such parties have agreed to tender their shares in the Offer and support the merger transaction.

In addition, Lumos Pharma announced that the Company and the Food and Drug Administration (“FDA”) are aligned on the Company’s final Phase 3 trial design which will consist of a global, multi-site, double-blinded, placebo-controlled trial with two cohorts randomized 2:1 to 1.6 mg/kg/day oral LUM-201 or daily placebo, each on treatment for 12 months. The single endpoint will be the comparison of LUM-201 annualized height velocity (AHV) to placebo AHV. The Company believes this trial design significantly reduces risk for its Phase 3 program. This trial will be conducted at approximately 80 global sites and is expected to be initiated in Q2 2025.

Rick Hawkins, Lumos Pharma Chair and CEO commented, “We are pleased to have finalized the Phase 3 trial design and to sign the Merger Agreement with DPV.” Mr. Hawkins continued, “I wish to thank my Lumos colleagues, the endocrine community, and our investors for supporting our efforts to develop oral LUM-201 and improve the lives of children with growth hormone deficiency. I believe this transaction with DPV offers the best path forward for the further development of LUM-201.”

Transaction Details

The Merger Agreement is structured as a tender offer by a wholly owned subsidiary of DPV for 100% of the outstanding shares of common stock of Lumos Pharma for (i) $4.25 per share in cash at closing and (ii) one CVR for each share of common stock outstanding, representing the future right to receive additional contingent cash payments upon the achievement of certain milestone events relating to the level of annual global net revenue of LUM-201 up to the year 2037, different transactions involving Lumos Pharma or its assets that occur within 18 months of closing or certain sales, license or similar revenue-generating agreements entered into within 18 months of closing and that are related to Lumos Pharma’s legacy products other than LUM-201. There can be no assurance any payments will be made with respect to the CVRs. The purchase price of $4.25 per share represents a total equity value of approximately $38 million, a premium of 7.6% to Lumos Pharma’s closing share price of $3.95 on October 22, 2024, and a premium of 10.5% to Lumos Pharma’s 30-trading-day volume weighted average price as of October 22, 2024.

The transactions contemplated by the Merger Agreement are not subject to any financing condition and DPV will fund the transactions from its existing cash resources.

Upon completion of the Merger, Lumos Pharma will continue as an indirect wholly-owned subsidiary of DPV, and operate as a standalone business of DPV, from Lumos Pharma headquarters in Austin, Texas.

In light of the Offer, Lumos Pharma will not host a third quarter 2024 financial results call. The Company will file a Quarterly Report on Form 10-Q for the period ended September 30, 2024, in the ordinary course as required by Securities and Exchange Commission (“SEC”) rules.

Advisors

Piper Sandler is serving as exclusive financial advisor to Lumos Pharma, and each of Cooley LLP and Wilson Sonsini Goodrich and Rosati, P.C. are serving as legal counsel to Lumos Pharma.  Foley & Lardner LLP is serving as legal counsel to DPV.

Unaudited Financial Results for Q3 2024, Ending September 30, 2024

Operating expenses for the third quarter ended September 30, 2024, were $8.4 million. Net loss for Q3 2024 was $7.5 million.

Cash balance as of September 30, 2024, was $13.5 million. The Company is not providing any guidance at this time and withdraws its prior cash runway guidance.

About Lumos Pharma

Lumos Pharma is a clinical stage biopharmaceutical company focused on the development and commercialization of therapeutics for rare diseases. The Company was founded and is led by a management team with longstanding experience in rare disease drug development. Lumos Pharma’s lead therapeutic candidate, LUM-201, is a novel, oral growth hormone (GH) secretagogue, seeking to transform the ~$4.7B global GH market from injectable to oral therapy. LUM-201 is currently being evaluated in multiple Phase 2 clinical studies in Pediatric Growth Hormone Deficiency (PGHD) and has received Orphan Drug Designation in both the US and EU. For more information, please visit https://lumos-pharma.com/.

Cautionary Statement Regarding Forward Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Lumos Pharma's beliefs and expectations and statements about the proposed Offer, merger and related transactions contemplated by the Merger Agreement (the "Transactions"), including the timing of and closing conditions to the Transactions; the potential effects of the proposed Transactions on Lumos Pharma; that this transaction with DPV offers the best path forward for the further development of LUM-201 and the potential payment of proceeds to the Lumos Pharma stockholders, if any, pursuant to the CVRs. Additional forward-looking statements include, among others, statements regarding our finalization of design details for a Phase 3 clinical trial; our positioning to initiate this trial in the second quarter of 2025; that we believe the trial design would reduce risk for our Phase 3 program in PGHD; the estimated global growth hormone market from injectable to oral therapy; and any other statements other than statements of historical fact.

These forward looking statements may be identified by their use of forward-looking terminology including, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” and “would,” and similar words expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the possibility that the various closing conditions in the Merger Agreement may not be satisfied or waived, including uncertainties as to the percentage of shares of Lumos Pharma that are tendered in the Offer; Lumos Pharma's ability to retain key personnel; the risk that the Transactions may not be completed in a timely manner, or at all, which may adversely affect Lumos Pharma's business and the price of its common stock; significant costs associated with the proposed Transactions; the risk that any stockholder litigation in connection with the Transactions may result in significant costs of defense, indemnification and liability; the risk that activities related to the CVRs may not result in any value to the Lumos Pharma stockholders; and other risks and uncertainties discussed in Lumos Pharma's most recent annual and quarterly reports filed with the SEC as well as in Lumos Pharma's subsequent filings with the SEC. As a result of such risks and uncertainties, Lumos Pharma's actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. There can be no assurance that the proposed Transactions will in fact be consummated. Lumos Pharma cautions investors not to unduly rely on any forward-looking statements.

The forward-looking statements contained in this release are made as of the date hereof, and Lumos Pharma undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as expressly required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.

Additional Information and Where to Find It

The Offer described in this release has not yet commenced, and this release is for information purposes only and is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Lumos Pharma or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC by DPV and its subsidiaries, and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Lumos Pharma. The offer to purchase the outstanding shares of the common stock of Lumos Pharma will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION OR RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the Offer, which will be named in the tender offer statement. Investors and security holders may also obtain, at no charge, the documents filed or furnished to the SEC by Lumos Pharma under the “Investors & Media” Section of Lumos’s website at www.lumos-pharma.com.

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Investor & Media Contact:

Lisa Miller
Lumos Pharma Investor Relations
512-792-5454
ir@lumos-pharma.com
Source: Lumos Pharma, Inc.